Exhibit 10.21

NEWPAGE CORPORATION

2010 EXECUTIVE LONG-TERM INCENTIVE PLAN

Adopted January 15, 2010

NewPage Corporation (“Company”), a Delaware corporation, hereby establishes and adopts this NewPage Corporation 2010 Executive Long-Term Incentive Plan (“Plan”).

SECTION 1. PURPOSE

The purpose of this Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals of outstanding ability to serve in key executive positions with the Company and its Subsidiaries and to motivate them to exert their best efforts on behalf of the Company and its Subsidiaries by providing cash incentives through the granting of Awards.

SECTION 2. DEFINITIONS

2.1 “Affiliate” of a particular person or entity means any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by, that person or entity. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of another person or entity (whether through ownership of securities or other ownership interests, by contract or otherwise).

2.2 “Award” means a Performance Award or a Service Award.

2.3 “Award Agreement” means the written agreement evidencing an Award.

2.4 “Board” means the board of directors of the Company.

2.5 “Cause” means with respect to any Participant (i) commission of a felony by the Participant, (ii) acts of dishonesty by the Participant resulting or intending to result in personal gain or enrichment at the expense of the Company or its Subsidiaries or Affiliates, (iii) the Participant’s material breach of any provision of any policy of the Company or its Subsidiaries, (iv) the Participant’s failure to follow the lawful written directions of the Board, or (v) conduct by the Participant in connection with the Participant’s duties that is materially injurious to the Company or its Subsidiaries or Affiliates and that is either fraudulent and willful or unlawful, or both. If the basis for Cause is capable of being cured, Cause will exist only if the Company provides notice to the Participant of the Company’s intent to terminate the Participant’s employment for Cause (describing the basis for that action) and if the Participant fails (as determined by the Board in its sole but reasonable discretion) to cure the basis for Cause within 10 business days after the Company’s notice.

2.6 “Change in Control” means the occurrence of any one of the following events: (1) any person or entity who is not an Affiliate of the Company on the Effective Date becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the then-outstanding voting securities of the Company; (2) the sale, transfer or other disposition of all or substantially all of the business and assets of the Company, whether by sale of assets, merger or otherwise, to a person or entity other than an Affiliate of Cerberus Capital Management, L.P.; or (3) the dissolution or liquidation of the Company.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation.

2.8 “Committee” means the committee responsible for administering this Plan. The Committee will be the Compensation Committee of the Board or a subcommittee containing one or more members of the Board that is formed by the Compensation Committee to act as the Committee under this Plan.

2.9 “Determination Date” means the date on which a Participant must remain employed by the Company or a Subsidiary in order to be eligible to receive payment of a Service Award, as described in Section 4.

2.10 “Disability” means a physical or mental injury or illness that prevents a Participant from performing the essential functions of the Participant’s job with or without reasonable accommodation for a period of 90 consecutive days or a period of 180 non-consecutive days in any one-year period.

2.11 “Effective Date” means January 1, 2010.

2.12 “Employee” means an employee of the Company or a Subsidiary.

2.13 “Good Reason” means, without the consent of the Participant, (i) a material reduction by the Company or a Subsidiary in the Participant’s base salary; (ii) a material reduction by the Company or a Subsidiary in the aggregate benefits provided to the Participant, except for across-the-board reductions affecting all similarly situated executives on substantially the same proportional basis; (iii) a required relocation of the Participant’s regular office to a location more than 50 miles from his or her regular office location as of the Grant Date; or (iv) a material breach by the Company or a Subsidiary of any contract or agreement between the Participant and the Company or a Subsidiary or other material adverse change in the terms and conditions of the Participant’s employment. Good Reason will be deemed to exist only if (1) the Participant notifies the Company of his or her intent to resign for Good Reason and the reasons for resignation within 90 days after the occurrence of the event or events giving rise to Good Reason, and (2) the Company fails to remedy the violations within 30 days after the Participant’s notice.

2.14 “Grant Date” means the effective date that an Award is granted, as stated in the Award Agreement.

2.15 “Participant” means an Employee who is selected by the Committee to receive an Award under this Plan.

2.16 “Performance Award” means a cash incentive to be paid to a Participant upon the achievement of performance goals established by the Committee, as described in Section 4.

2.17 “Performance Period” means the period of time during which performance is measured for purposes of a Performance Award.

2.18 “Service Award” means a cash incentive to be paid to a Participant upon continued employment over a specified period of time, as described in Section 4.

2.19 “Subsidiary” means any entity in which the Company possesses, directly or indirectly, 50% or more of the total combined voting power.

SECTION 3. ELIGIBILITY AND ADMINISTRATION

3.1 Eligibility. Any Employee is eligible to be selected as a Participant.

3.2 Administration.

(a) This Plan will be administered by the Committee, but the Board may take any action under this Plan that is delegated to the Committee. Unless prohibited by applicable law, the Committee may delegate to a committee of one or more directors of the Company any of the authority of the Committee under this Plan. Decisions of the Committee will be final, conclusive and binding on all interested parties, including the Company, its Subsidiaries and each Participant.

(b) Subject to the other provisions of this Plan and any restrictions imposed by the Board from time to time, the Committee will have full power and authority, consistent with the provisions of this Plan, to:

(1)	Select the Employees to whom Awards may from time to time be granted;

(2)	Determine and reflect in the Award Agreement the type and amount of Awards to be granted to each Participant;

(3)	Determine and reflect in the Award Agreement the terms and conditions of any Award granted under this Plan and subsequently waive any of those terms and conditions;

(4)	Determine and reflect in the Award Agreement whether, to what extent, and under what circumstances any Award may be canceled or suspended;

(5)	Interpret and administer this Plan and any Award Agreement or other agreement entered into under or in connection with this Plan;

(6)	Correct any defect, supply any omission, or reconcile any inconsistency in this Plan or any Award Agreement in the manner and to the extent that the Committee deems reasonable and desirable;

(7)	Establish such rules and regulations and appoint such agents as it deems appropriate for the proper administration of this Plan; and

(8)	Make any other determination and take any other action that the Committee deems necessary or desirable for administration of this Plan.

SECTION 4. AWARD GRANTS

4.1 Award Agreements. The particular terms of each Award will be set forth in an Award Agreement, which will contain provisions determined by the Committee consistent with this Plan. If the terms of any Award Agreement conflict with the terms of this Plan, the terms of this Plan will govern. The terms applicable to Awards need not be the same with respect to each Participant.

4.2 Service Awards. Service Awards may be granted either alone or in addition to other Awards under this Plan. Each Service Award will provide for payment of a cash amount specified in the Award Agreement, but only if the Participant remains as an Employee of the Company or a Subsidiary on the Determination Date specified in the Award Agreement, subject to Sections 4.4, 4.5 and 4.7.

4.3 Performance Awards. Performance Awards may be granted either alone or in addition to other Awards under this Plan. Each Performance Award will provide for payment of a cash amount specified in the Award Agreement based on the achievement of the performance goals specified in the Award Agreement, but only if the Participant remains as an Employee of the Company or an Affiliate at the end of the Performance Period specified in the Award Agreement, subject to Sections 4.4, 4.5 and 4.7. Attainment of the performance goals to be achieved during the Performance Period and the amount of the Performance Award to be distributed will be determined by the Committee in its sole but reasonable discretion, subject to Sections 4.4 and 4.5.

4.4 Termination of Employment. All outstanding Awards that are not then due and payable will terminate upon the effective date of termination of a Participant’s employment with the Company and its Subsidiaries by the Company for Cause or by the Participant without Good Reason. Upon (i) the effective date of termination of a Participant’s employment with the Company and its Subsidiaries by the Company or a Subsidiary without Cause or by the Participant for Good Reason or (ii) a Participant’s death or Disability:

(a) That occurs prior to the Determination Date applicable to a Service Award granted to that Participant, a pro rata portion of that Service Award will become payable as of the effective date of employment termination, death or Disability, as applicable, determined by multiplying the full amount of the Service Award by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the effective date of employment termination, death or Disability, as applicable, and the denominator of which is the number of days from the Grant Date to the Determination Date.

(b) That occurs prior to the end of the Performance Period applicable to a Performance Award granted to that Participant, a pro rata portion of that Performance Award will become payable as of the effective date of employment termination, death or Disability, as applicable, determined by multiplying the full amount (or such other amount specified in the Award Agreement) of the Performance Award (regardless of whether the applicable performance criteria have then been met) by a fraction, the numerator of which is the number of days elapsed from the Grant Date to the effective date of employment termination, death or Disability, as applicable, and the numerator of which is the number of days in the Performance Period.

4.5 Change in Control. Upon the effective date of a Change in Control:

(a) That occurs prior to the Determination Date applicable to a Service Award awarded to any Participant, the full amount of that Service Award will become payable as of the effective date of the Change in Control.

(b) That occurs prior to the end of the Performance Period applicable to a Performance Award awarded to any Participant, the full amount (or such other amount specified in the Award Agreement) of that Performance Award (regardless of whether the applicable performance criteria have then been met) will become payable as of the effective date of the Change in Control.

4.6 Payments. Unless Section 4.4, 4.5 or 4.7 applies and unless otherwise provided in an Award Agreement, Service Awards will be distributed in a cash lump sum within 30 days after the Determination Date and Performance Awards will be distributed in a cash lump sum within 30 days after the end of the Performance Period. If Section 4.4 or 4.5 applies, Awards will be distributed in a cash lump sum within 30 days after the effective date of employment termination, the date the Company is notified of the death or Disability of a Participant, or the effective date of a Change in Control, as applicable, and in the case of death or Disability, the distribution must be made no later than March 15 of the calendar year following the year in which the Participant’s death or Disability occurs. Payments will be made directly to the Participant or to the Participant’s beneficiary or personal representative, as applicable.

4.7 Forfeiture. Notwithstanding anything to the contrary in this Plan, if a Participant engages in conduct that would constitute Cause under clauses (ii) or (v) in Section 2.5 and that occurs at any time during the Participant’s employment with the Company and its Subsidiaries, up to the date an Award is paid or to be paid to the Participant, the Award paid or to be paid to the Participant will be subject to forfeiture upon notice specifying the basis for the forfeiture that is given to the Participant within one year after the payment date. Within ten business days after a timely notice of forfeiture from the Company, the Participant or the Participant’s beneficiary or personal representative, as applicable, will return to the Company the full amount of the Award that has been forfeited. If a Participant or the Participant’s beneficiary or personal representative, as applicable, fails to return a forfeited Award as and when due, the Participant will also pay simple interest on the outstanding amount at the rate of 10% per annum until paid in full.

SECTION 5. MISCELLANEOUS

5.1 Plan Amendment and Termination. The Board may from time to time alter, amend, suspend or terminate this Plan as it deems advisable. No alteration, amendment, suspension or termination of this Plan may, however, impair in any way the rights or benefits of a Participant under any Award previously granted, without in each instance that Participant’s written consent.

5.2 Non-Transferability. No Award may be sold, assigned, transferred, pledged or otherwise encumbered by any Participant other than pursuant to a valid beneficiary designation accepted by the Company or by will or the laws of descent and distribution.

5.3 Withholding. All payments or distributions pursuant to this Plan are subject to withholding of all amounts required to be withheld under applicable federal, state, and local laws and regulations.

5.4 Reservation of Rights. Neither this Plan nor the grant of any Award will confer upon any Employee a right to continue in the employment or service of the Company or any Subsidiary or affect the right of the Company or any Subsidiary to terminate the employment or service of (or to demote or to exclude from future Awards under this Plan) any Employee at any time for any reason. No Employee will have any claim to be granted an Award under this Plan unless and until the Award is actually granted, and there is no obligation for uniformity of treatment of Employees or Participants under this Plan.

5.5 Prospective Recipient. The prospective recipient of any Award under this Plan will not be deemed to have become a Participant with respect to that Award, or to have any rights with respect to that Award, unless and until the recipient executes and delivers to the Company an Award Agreement evidencing acceptance of the Award and otherwise complies with the applicable terms and conditions of this Plan and the Award Agreement.

5.6 Other Plans. Nothing in this Plan will prevent the Board from adopting other or additional compensation plans or arrangements.

5.7 Unfunded Status. This Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained in this Plan will give that Participant any rights that are greater than those of a general creditor of the Company.

5.8 Security. Notwithstanding Section 5.7, the Committee may in its sole discretion authorize and direct the issuance of letters of credit or the establishment of separate trusts, escrow accounts or other arrangements to secure the Company’s payment obligations under this Plan.

5.9 Compliance with Code Section 409A. It is intended that this Plan and any Awards granted under this Plan will either be exempt from or comply with the requirements of Section 409A of the Code. This Plan and any Awards granted under this Plan will be construed and interpreted in accordance with that intent. To the extent that an Award or the payment, settlement, or deferral of an Award is subject to Section 409A of the Code, the Award will be granted, paid, settled, or deferred in a manner that complies with Section 409A of the Code. Any provision of this Plan that would cause the grant of an Award or the payment, settlement, or deferral of an Award to violate Section 409A of the Code will be amended to comply with Section 409A of the Code on a timely basis, and may be made retroactive, in accordance with regulations and other guidance issued under Section 409A of the Code.

5.10 Notices. Any notice permitted or required in this Plan must be in writing and will be effective as provided in the applicable Award Agreement.

5.11 Construction. As used in this Plan, “include” and “including” are not terms of limitation and will be deemed to be followed by the words “without limitation.” The captions in this Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions beneath the captions.

5.12 Severability. If any provision of this Plan is determined by a court of competent jurisdiction to be unlawful or otherwise invalid or unenforceable in whole or in part, that provision (i) will be deemed limited to the extent that the court deems it lawful, valid and enforceable and as so limited will remain in full force and effect, and (ii) will not affect any other provision of this Plan, which will remain in full force and effect. If any payment or other benefit required under this Plan is determined by a court of competent jurisdiction to be unlawful or otherwise invalid or unenforceable, that determination will not prevent making the payment or providing the benefit at a level that would be lawful, valid and enforceable, or making or providing any other payment or benefit under this Plan.

5.13 Successors and Assigns. This Plan is binding on the successors and assigns of the Company and each Participant, including the Participant’s beneficiary, the estate of the Participant and the personal representative of the Participant’s estate, or any receiver or trustee in bankruptcy or representative of the Participant’s or the Company’s creditors.

5.14 Governing Law. This Plan and all determinations made and actions taken under this Plan will be governed and construed by the internal laws of the State of Ohio without reference to its principles of conflicts of laws, except to the extent otherwise governed by the Code or other laws of the United States.

NEWPAGE CORPORATION

2010 EXECUTIVE LONG-TERM INCENTIVE PLAN

FORM OF AWARD AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective as of January 15, 2010, between NEWPAGE CORPORATION, a Delaware corporation (“Company”), and [—] (“Participant”).

1. Background. The Company has adopted the NewPage Corporation 2010 Executive Long-Term Incentive Plan (“Plan”) and the Committee has determined that it would be in the best interests of the Company to grant to the Participant the Award or Awards provided for in this Agreement. Capitalized terms not defined in this Agreement that are defined in the Plan have the same meaning as in the Plan.

2. Grant of Awards. The Company hereby grants to the Participant, and the Participant hereby accepts, effective as of January 15, 2010 (“Grant Date”), the Award or Awards described on Schedule A attached to and incorporated in this Agreement, subject to all of the terms and conditions set forth in the Plan, in this Agreement and in Schedule A.

3. Payment of Awards. The Company will pay each Award in the manner and at the time described in the Plan. Any Award not paid when due will earn simple interest at the rate of 10% per annum until paid in full.

4. Miscellaneous.

4.1 Amendments and Waivers. This Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions of this Agreement may not be given, without the written consent of each of the parties.

4.2 Notices. All notices required or permitted under this Agreement must be in writing and may be delivered in person, by facsimile, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as either party may subsequently notify the other:

If to the Company, to: NewPage Corporation 8540 Gander Creek Drive Miamisburg, OH 45342 Attn: Secretary Fax No.: (937) 242-9459	If to the Participant, to: The address of the Participant set forth below.

Notices will be deemed to be effective (i) in the case of personal delivery or delivery by confirmed facsimile, on the date of delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day, and (iii) in the case of mailing, on the third business day following the mailing if sent by certified mail, return receipt requested.

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4.3 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors, personal representatives and permitted assigns. The Participant may not assign any of his or her rights or obligations under this Agreement without the prior written consent of the Company.

4.4 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be unlawful or otherwise invalid or unenforceable in whole or in part, that provision (i) will be deemed limited to the extent that the court deems it lawful, valid and enforceable and as so limited will remain in full force and effect, and (ii) will not affect any other provision of this Agreement, which will remain in full force and effect. If any payment or other benefit required under this Agreement is determined by a court of competent jurisdiction to be unlawful or otherwise invalid or unenforceable, that determination will not prevent making the payment or providing the benefit at a level that would be lawful, valid and enforceable, or making or providing any other payment or benefit under this Agreement.

4.5 Specific Performance. The Company and the Participant each acknowledges and agrees that a breach of this Agreement would result in irreparable harm to the non-breaching party that could not be made whole by monetary damages. Accordingly, the parties waive the defense in any action for specific performance that a remedy at law would be adequate and the parties will be entitled to compel specific performance of this Agreement, in addition to any other remedy to which they may be entitled at law or in equity, in any action to enforce the rights and obligations of the parties under this Agreement.

4.6 Entire Agreement. This Agreement, together with the Plan and Schedule A, is the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement.

4.7 Further Assurances. Each party will do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

4.8 Choice of Law. This Agreement will be governed and construed by the internal laws of the State of Ohio without reference to its principles of conflicts of laws, except to the extent otherwise governed by the Code or other laws of the United States.

4.9 Waiver of Jury Trial. THE COMPANY AND THE PARTICIPANT HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT. THE PARTIES AGREE THAT THIS SECTION 4.9 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION 4.9 WERE NOT PART OF THIS AGREEMENT.

4.10 Signature in Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed will be deemed an original.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown above.

Company	Participant
NEWPAGE CORPORATION

By:

Name:	Name: [—]

Title:	Address:

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SCHEDULE A

TO AWARD AGREEMENT DATED JANUARY 15, 2010

BETWEEN NEWPAGE CORPORATION AND [—]

DESCRIPTION OF AWARDS

1. Service Award. Amount: Determination Date:	$ December 31, 2012

2. Performance Award. Amount: Performance Period: Performance Goals:

$

January 1, 2010 to December 31, 2012

•   Performance goals will be determined annually by the Committee for each calendar year during the Performance Period.

•   One-third of the Performance Award will be allocated to each calendar year during the Performance Period, and the attainment of that third of the Performance Award will be based on satisfying the performance goals established by the Committee for that calendar year.

•   If the performance goals for a calendar year are not achieved, but the cumulative performance goals for the missed year and each subsequent calendar year (but not, for the avoidance of doubt, prior calendar years) are achieved, the portion of the Performance Award that did not previously satisfy the applicable performance goals with respect to the missed year will be deemed to have been satisfied at the end of the calendar year in which the cumulative performance goals are achieved.

•   The Committee reserves the right to determine whether performance goals have been attained at the end of each calendar year and reserves the discretion to modify or adjust performance goals at the end of a calendar year to reflect unusual or unforeseen events or circumstances during the calendar year.